EXHIBIT 99.1

Contact: Geoffrey Buscher SBG Investor Relations 508-532-1790 IR@xerium.com

XERIUM TECHNOLOGIES REPORTS COURT CONFIRMATION OF PREPACKAGED

PLAN OF REORGANIZATION, FIRST QUARTER RESULTS AND M.O.U. WITH

CHINESE PMC PRODUCER

RALEIGH, N.C., May 13, 2010 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today reported that on May 12, 2010, the U.S. Bankruptcy Court for the District of Delaware confirmed the Company’s prepackaged plan of reorganization under chapter 11 of the U.S. Bankruptcy Code. The Company had filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on March 30, 2010. The Company anticipates the plan of reorganization to become effective by the end of May 2010, at which time the Company would exit bankruptcy protection, though the Company can make no assurance as to when, or ultimately if, the plan will become effective. In connection with the emergence from bankruptcy, the Company expects to enter into an amendment and restatement of its senior credit facility.

“Through our ongoing operational and financial restructuring, we have worked diligently to position ourselves to exit the recession as a stronger and more competitive company”, said Stephen R. Light, President, Chief Executive Officer and Chairman. “We appreciate the Delaware court’s diligent and expeditious handling of our prepackaged plan of reorganization under chapter 11. Now we are looking forward to putting this balance sheet restructuring behind us. We thank our lenders, shareholders, customers, suppliers and employees for their continued support and patience throughout this process.”

Commenting on Xerium’s first quarter results, Mr. Light added, “Sales increased both sequentially and year-over-year, as we continue to experience increasing demand. Meanwhile, our new product initiatives are beginning to gain measureable traction by providing customers with increased performance at lower overall cost. With our restructuring soon to be behind us, we’re eager to turn our full attention to our markets and operations to expand and enhance our competitive position as we grow the company for the benefit of all stakeholders.”

“Consistent with this increased focus on operations, in the past few weeks, we executed a memorandum of understanding (“M.O.U.”) with a leading Chinese paper machine clothing manufacturer. The M.O.U. facilitates the parties’ negotiations regarding their business collaboration, which, if fully implemented, could provide Xerium with in-country manufacturing capabilities to further accelerate our market penetration throughout Asia”, said Mr. Light.

FIRST QUARTER FINANCIAL HIGHLIGHTS

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Net sales for the 2010 first quarter were $135.0 million, a 15.9% increase from net sales for the 2009 first quarter of $116.5 million. Excluding currency effects shown in the table below, first quarter 2010 net sales increased 11.3% from the first quarter of 2009, with increases of 9.0% and 16.0% in the clothing and roll covers segments, respectively. See “Segment Information” below.

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Gross margins increased to $51.7 million for the first quarter of 2010 from $44.3 million for the first quarter of 2009, which represented a 16.7% increase. The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) for the first quarter of 2010 increased by $16.9 million to $49.3 million, a 52.2% increase from operating expenses of $32.4 million in the 2009 first quarter. The increase is primarily the result of a $13.7 million increase in general and administrative expenses primarily related to our recapitalization process as discussed below. In addition, restructuring and impairments expenses and selling expenses increased in the first quarter of 2010 as compared with the first quarter of 2009, as discussed below.

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Selling expenses increased by $1.5 million in the first quarter of 2010 as compared to first quarter of 2009, primarily as a result of unfavorable currency effects of $1.4 million related to the translation of expenses made in currencies other than the U.S. Dollar.

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General and administrative expenses increased by $13.7 million in the 2010 first quarter as compared to the 2009 first quarter, primarily as a result of (i) increased consulting, legal and bank fees of $9.6 million related to the Company’s efforts to resolve its credit issues, (ii) increased stock based compensation expense of $2.2 million, (iii) unfavorable currency translation effects of $0.9 million and (iv) increased provisions for doubtful accounts of $0.8 million.

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Restructuring and impairment expenses increased by $1.5 million in the first quarter of 2010 as compared to the first quarter of 2009, related to the Company’s long-term strategy to reduce production costs and improve long-term competitiveness.

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Reorganization items in the 2010 first quarter of $14.4 million represent expenses the Company identified as directly relating to its chapter 11 bankruptcy case, as per Accounting Standards Codification Topic 852, Reorganizations (“Topic 852”). This amount consists primarily of the $14.3 million write-off of remaining deferred debt expense at March 31, 2010 related to the Company’s credit facility which was in effect prior to the Company’s voluntary petition for relief under chapter 11 of the Bankruptcy Code on March 30, 2010.

•	Net loss for the first quarter of 2010 was $30.2 million or $0.60 per diluted share, compared to a net loss of $9.4 million or $0.19 per diluted share for the first quarter of 2009.

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Adjusted EBITDA (as defined by the Company’s anticipated amended and restated credit facility) was $24.5 million for the first quarter of 2010, compared to $20.2 million for the first quarter of 2009 (under the definition in the Company’s existing credit facility). See “Non-GAAP Financial Measures” below. The definition of Adjusted EBITDA in 2010 is different than the definition in 2009 and includes approximately $8.7 million of add backs that were not applicable to the 2009 first quarter. Had the definition of Adjusted EBITDA for 2010 been in place for 2009, Adjusted EBITDA for the first quarter of 2009 would have been increased by $0.4 million.

•	Cash on hand at March 31, 2010 was $21.9 million, compared to $23.0 million at December 31, 2009 and $27.5 million at March 31, 2009.

•	Total bank debt at March 31, 2010 was $628.8 million, a decrease of $11.3 million from $640.1 December 31, 2009, primarily due to favorable currency effects.

BALANCE SHEET RESTRUCTURING AND OTHER DEVELOPMENTS

As discussed, in connection with the emergence from bankruptcy, the Company expects to enter into an amendment and restatement of its senior credit facility. Under the confirmed plan:

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Approximately $620 million of existing debt will be exchanged for approximately $10 million in cash, $410 million in new term loans maturing in 2015, and approximately 82.6% of the common stock of Xerium. Existing shareholders will retain a minority equity ownership interest in the Company of approximately 17.4% of the common stock and receive warrants to purchase up to an additional 10% of the fully diluted common stock. In addition, the Company will enter into a new revolving loan of up to $20 million and a term loan of $60 million.

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All of the Company’s existing common stock will be cancelled and replaced with shares representing 17.4% of the expected newly issued and outstanding shares, which is equivalent to a 20 to 1 reverse split of the Company’s common stock. A total of 20 million shares of new common stock will be authorized.

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The Company will reconstitute its Board of Directors to consist of seven directors, including the Chief Executive Officer, one director nominated by the Company’s current Board of Directors, and five directors nominated by certain of the Company’s lenders.

In addition, the Company remains in ongoing discussions with the New York Stock Exchange’s NYSE Regulation, Inc. (“NYSER”) regarding its financial status, the listing status of its common stock, and its chapter 11 filing. While the Company seeks to continue the NYSE listing of its common stock, there can be no assurance that NYSER will not take delisting actions against it, and there can be no assurance that the Company’s common stock will continue to be listed on the NYSE.

More information and regular updates on the Company’s plan of reorganization are available at http://www.xerium.com/restructuring33110/ or www.xeriuminfo.com.

M.O.U.

The Company has executed an M.O.U. with a Chinese paper machine clothing manufacturer which calls for the parties to enter into discussions regarding a potential business collaboration, which, if fully implemented, could provide Xerium with in-country manufacturing capabilities within China.

SEGMENT INFORMATION

The following table presents net sales for the first quarter of 2010 and 2009 by segment and the effect of currency on first quarter 2010 net sales:

(dollars in millions):

	Net Sales Three Months Ended March 31,		Increase in net sales from Q1 2009 to Q1 2010	Increase in Q1 2010 net sales due to currency*	Percent increase in net sales from Q1 2009 to Q1 2010
	2010	2009			Total	Excluding currency effects
Clothing	$88.6	$77.8	$10.8	$3.8	13.9%	9.0%
Roll Covers	46.4	38.7	7.7	1.5	19.9%	16.0%
Total	$135.0	$116.5	$18.5	$5.3	15.9%	11.3%

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Friday, May 14, 2010
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-831-6272
International Dial-In:	+1-617-213-8859
Passcode:	63520876
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. The Company expects the amended and restated credit facility, which is anticipated to be in effect following emergence from bankruptcy, to include similar covenants and a different calculation of Adjusted EBITDA. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) although the bankruptcy court has confirmed our plan of reorganization, we can give no assurance as to when, or ultimately if, the plan will become effective; (2) we may be unable to achieve the objectives of our restructuring efforts; (3) our confirmed plan of reorganization provides that our existing common stockholders will be severely diluted, and may have little or no influence following our restructuring; (4) we may not be able to achieve compliance with NYSE continued listing standards and thus may be unable to maintain our NYSE listing status; (5) the ultimate impact that the events occurring during our chapter 11 proceedings may have on our business, financial condition and results of operations and ability to retain executive officers and key employees cannot be predicted accurately or quantified; (6) there can be no assurance that we will reach an agreement with respect to the potential business collaboration in China, and, even if such an agreement is reached, there can be no assurance that the intended benefits of the agreement will be realized; (7) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (8) market improvement in our industry may occur more slowly than we anticipate or not at all; (9) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; and (10) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2009, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

(Debtors-in-Possession since March 30, 2010)

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended, March 31,
	2010	2009
Net sales	$135,015	$116,503
Costs and expenses:
Cost of products sold	83,304	72,211
Selling	18,042	16,508
General and administrative	26,850	13,208
Restructuring and impairments	1,567	114
Research and development	2,868	2,720

	132,631	104,761

Income from operations	2,384	11,742
Interest expense	(15,895)	(16,314)
Interest income	251	357
Foreign exchange loss	(378)	(1,341)

Loss before reorganization items and provision for income taxes	(13,638)	(5,556)
Reorganization items	(14,383)	—
Provision for income taxes	2,136	3,892

Net loss	$(30,157)	$(9,448)

Net loss per share:
Basic and diluted	$(0.60)	$(0.19)

Shares used in computing net loss per share:
Basic and diluted	50,040,164	48,863,512

Condensed Consolidated Selected Financial Data

	For the Three Months Ended March 31,
	2010	2009
Balance sheet data (at end of period):
Cash and cash equivalents	$21,892	$27,498
Total assets	658,537	767,069
Senior debt	573,489	572,008
Total debt	628,761	609,336
Total stockholders’ deficit	(148,488)	(40,114)
Cash flow data:
Net cash provided by (used in) operating activities	$4,834	$(7,842)
Net cash used in investing activities	(2,456)	(5,059)
Net cash (used in) provided by financing activities	(3,263)	6,453
Other financial data:
Depreciation and amortization	$10,451	$9,788
Capital expenditures	2,513	6,983

NON-GAAP LIQUIDITY MEASURES

The Company uses EBITDA and Adjusted EBITDA as supplementary non-GAAP liquidity measures to assist us in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The Company’s current credit facility includes covenants based on Adjusted EBITDA and the anticipated amended and restated credit facility following its emergence from bankruptcy will include similar covenants. If the Company’s Adjusted EBITDA declines below certain levels, the Company will violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

Adjusted EBITDA is defined in the Company’s existing credit facility as EBITDA plus (i) restructuring or related impairment costs (not to exceed $5.0 million in the aggregate for 2008 and in each year thereafter), (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (vii) non-cash charges resulting from the application of purchase accounting, (viii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to the Company’s common stock and (ix) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of the Company’s common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Under the anticipated amended and restated credit facility, changes in the definition of Adjusted EBITDA include the add back of the following items, without duplication to the extent that any of these items were deducted in computing consolidated net income (loss) for the period: (i) financial restructuring costs, (ii) the amortization or write-offs of deferred financing costs, (iii) non-cash items related to a change in or adoption of accounting policies, (iv) non-cash expenses resulting from the granting of common stock and (v) certain other items that were not applicable during the first quarter of 2010.

The following table provides a reconciliation from net loss, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA. The three months ended March 31, 2010 are presented based on the Adjusted EBITDA definitions in the anticipated amended and restated credit facility which the Company expects to enter into on the effective date of its plan of reorganization. The three months ended March 31, 2009 are presented based on the Adjusted EBITDA definitions in effect under the credit agreement at that time. Had the expected definition been in place for 2009, the only change to Adjusted EBITDA for the three months ended March 31, 2009 would have been an increase of $398 as the change in the fair value of interest rate swaps is not an adjustment under the definition of Adjusted EBITDA in the anticipated amended and restated credit facility.

	Three Months Ended March 31,
(in thousands)	2010	2009
Net loss	$(30,157)	$(9,448)
Income tax provision	2,136	3,892
Interest expense, net	15,644	15,957
Depreciation and amortization	10,451	9,788

EBITDA	(1,926)	20,189
Change in fair value of interest rate swaps	—	(398)
Restructuring expenses	1,567	114
Inventory write-offs under restructuring programs	—	103
Non-cash compensation and related expenses(D)	2,389	161
Change in accounting policies(A)	(1,400)	—
Financial restructuring costs(B)	9,563	—
Write-off of deferred financing costs as “reorganization item”(C)	14,283	—

Adjusted EBITDA	$24,476	$20,169

Based on the Adjusted EBITDA definitions in the amended and restated credit facility which the Company expects to enter into on the effective date of its plan of reorganization:

(A)	Changes in non-cash items related to a change in or adoption of accounting policies are added back to (deducted from) EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three months ended March 31, 2009, such items were not added back to EBITDA based upon the credit facility agreement as in effect at that time. Had the amended definition been in place for all periods presented, there would have been no impact to Adjusted EBITDA for the three months ended March 31, 2009 as there were no charges or credits recorded during that period pertaining to changes in or adoption of accounting policies.

(B)	Financial restructuring costs that have been expensed to the statement of operations are added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. For the three months ended March 31, 2009, such items were not added back to EBITDA based upon the credit facility agreement as in effect at that time. Had the amended definition been in place for all periods presented, there would have been no impact to Adjusted EBITDA for the three months ended March 31, 2009 as there were no charges recorded during that period pertaining to financial restructuring costs.

(C)	The write-off of deferred financing costs included in reorganization items in the statement of operations is added back to EBITDA to arrive at Adjusted EBITDA for periods beginning after the quarter ended December 31, 2009. As of March 31, 2010, the Company was required to record such costs in “reorganization items” as per Topic 852 as a result of its filing voluntary petitions for relief under chapter 11 on March 30, 2010. Prior to March 30, 2010, any write-offs of deferred financing costs were charged to interest expense and accordingly added back in the “interest expense, net” line item of the Adjusted EBITDA reconciliation above. Accordingly the amended definition has no impact on total Adjusted EBITDA for the three months ended March 31, 2010 or the three months ended March 31, 2009 because under both definitions the write-off of deferred financing costs was allowed as an add back.

(D)	The three months ended March 31, 2010 include an add back of $539 to EBITDA to arrive at Adjusted EBITDA related to shares of common stock that were sold to Mr. Light on January 5, 2010 for this amount in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Had the amended definition been in place for the three months ended March 31, 2009, there would have been no impact to Adjusted EBITDA for the three months ended March 31, 2009 as there were no charges recorded during that period pertaining to the issuance of common stock.